Exhibit 4.43

SHARE PURCHASE AGREEMENT

among

COMPAÑÍA INTERNACIONAL DE BEBIDAS, S.A. DE C.V.,

THE INMEX CORPORATION,

and

DULUX CBEXINMEX 2003 B.V.

Dated as of November 3, 2006

5.2	Filings; Other Action	8
5.3	Best Efforts	9

	ARTICLE VI CLOSING

6.1	Conditions to the Obligations of CIBSA	9
6.2	Conditions to the Obligations of the Coca-Cola Parties	10

	ARTICLE VII TERMINATION

7.1	Termination Prior to Closing	10
7.2	Effects of Termination	10

	ARTICLE VIII INDEMNIFICATION

8.1	Right to Rely on Representations and Obligations	11
8.2	Indemnification by the Coca-Cola Parties	11
8.3	Indemnification by CIBSA	11

	ARTICLE IX MISCELLANEOUS

9.1	Entire Agreement; Amendments	12
9.2	Successors and Assigns	12
9.3	Headings	12
9.4	Notices	12
9.5	Governing Law; Interpretation	13
9.6	Resolution of Legal Disputes	13
9.7	No Third-Party Beneficiaries	14
9.8	Delays or Omissions	14
9.9	Severability	14
9.10	Counterparts	14

SHARE PURCHASE AGREEMENT

Share Purchase Agreement, dated as of November 3, 2006 (the “Agreement”), by and among Compañía Internacional de Bebidas, S.A. de C.V., a sociedad anónima de capital variable organized under the Laws (as defined below) of the United Mexican States (together with its successors and assigns, “CIBSA”), The INMEX Corporation, a corporation organized under the Laws of Florida (together with its successors and assigns, “INMEX”) and DULUX CBEXINMEX 2003 B.V., a private company with limited liability (besolten venootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands (together with its successors and assigns, “DULUX” and, together with INMEX, the “Coca-Cola Parties”).

W I T N E S S E T H:

WHEREAS, the authorized capital stock of Coca-Cola FEMSA, S.A. de C.V., a sociedad anónima de capital variable organized under the Laws (as defined below) of the United Mexican States (“Coca-Cola FEMSA”) consists of Series A ordinary shares, with no par value (“Series A shares”), Series D ordinary shares, with no par value (“Series D shares”), and Series L limited voting rights shares, with no par value (“Series L shares” and, together with the Series A shares and Series D shares, the “Capital Stock”);

WHEREAS, CIBSA is the holder of record of 844,078,519 Series A shares, representing 45.71% of the Capital Stock and 53.57% of the voting stock of Coca-Cola FEMSA;

WHEREAS, INMEX beneficially owns 427,500,000 Series D shares representing 23.15% of the Capital Stock and 27.13% of the voting stock of Coca-Cola FEMSA and DULUX beneficially owns 129,101,996 Series D shares, representing 6.99% of the Capital Stock and 8.20% of the voting stock of Coca-Cola FEMSA;

WHEREAS, CIBSA desires to acquire from INMEX 18,898,004 Series D shares, and from DULUX 129,101,996 Series D shares, which represent, in the aggregate, the 148,000,000 Series D shares (the “Shares”) the Coca-Cola Parties desire to transfer to CIBSA, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the Closing (as defined below), CIBSA will own all of the Shares.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as in effect on the date of this Agreement; provided, however, that except, as expressly provided otherwise in this Agreement, neither CIBSA nor its respective Subsidiaries shall be deemed to be an Affiliate of any of the Coca-Cola Parties or their respective Subsidiaries and that none of the Coca-Cola Parties or their respective Subsidiaries shall be deemed to be an Affiliate of CIBSA or its respective Subsidiaries.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean a day of the year on which banks are not required or authorized by Law to close in New York City or Mexico City.

“Capital Stock” shall have the meaning set forth in the Preamble.

“Claims” shall have the meaning set forth in Section 3.8.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Coca-Cola FEMSA” shall have the meaning set forth in the Preamble.

“Coca-Cola Parties” shall have the meaning set forth in the Preamble.

“Contract” shall have the meaning set forth in Section 3.6.

“Control” (including the terms “Controlling” and “Controlled by”) of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“CIBSA” shall have the meaning set forth in the Preamble.

“DULUX” shall have the meaning set forth in the Preamble.

“DULUX Purchase Price” shall have the meaning set forth in Section 2.1(ii).

“Encumbrance” shall mean any lien, mortgage, hypothecation, claim, charge, encumbrance, pledge or security interest, whether voluntary, involuntary or by operation of law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall have the meaning set forth in Section 3.5.

“Indemnified CIBSA Party” shall have the meaning set forth in Section 8.2.

“Indemnified Coca-Cola Party” shall have the meaning set forth in Section 8.3.

“INMEX” shall have the meaning set forth in the Preamble.

“INMEX Purchase Price” shall have the meaning set forth in Section 2.1(ii).

“Law” shall have the meaning set forth in Section 3.6.

“Legal Dispute” shall have the meaning set forth in Section 9.6(i).

“Mexican Competition Commission” shall mean the Mexican Comisión Federal de Competencia.

“Mexico” shall mean the United Mexican States.

“Orders” shall have the meaning set forth in Section 3.6.

“Person” shall mean an individual, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Per Share Purchase Price” shall mean U.S. $2.888 per Series D Share.

“Preamble” shall mean that section in this Agreement preceding Article I.

“Representatives” shall mean, with respect to any party, its designated employees, representatives, agents, counsel, financial advisors or independent accountants.

“Section 190” shall mean Section 190 of the regulations to the Mexican federal income tax law, as in effect on the date of this Agreement.

“Section 258” shall mean Section 258 of the regulations to the Mexican federal income tax law, which implements Section 5 of the Mexican federal income tax law, as in effect on the date of this Agreement.

“Series A shares” shall have the meaning set forth in the Preamble.

“Series D shares” shall have the meaning set forth in the Preamble.

“Series L shares” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in the Preamble.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of

(a) in the case of a corporation, the voting stock or the capital stock, (b) in the case of a partnership, joint venture or limited liability company, the interest in the capital, profits or voting power or (c) in the case of a trust or estate, the beneficial interest, is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

1.2 Other Definitional Provisions.

(i) When used in this Agreement, the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement unless and to the extent a particular provision is expressly referenced, and the words “thereof,” “therein,” “thereby” and “thereunder” and words of similar import shall refer to an agreement (other than this Agreement) or other document clearly indicated by the context, taken as a whole, and not to any particular provision of such agreement or document unless and to the extent a particular provision is expressly referenced.

(ii) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(iii) The terms “US$” and “U. S. dollars” shall mean United States of America dollars.

(iv) The terms “beneficial ownership” and “beneficially owned” shall have the meaning ascribed to such terms in Rule 13d-3 under the Exchange Act.

1.3 Rules of Construction.

(i) Words of inclusion shall not be construed as terms of limitation herein, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

(ii) Whenever reference is made in this Agreement to any Article, Section or Exhibit, such reference shall be deemed to apply only to the specified Article or Section of this Agreement or the specified Exhibit to this Agreement.

ARTICLE II

TRANSFER OF SHARES

2.1 Transfer of Shares. On the terms and subject to the conditions of this Agreement, at the Closing:

(i) The Coca-Cola Parties shall transfer to CIBSA, and CIBSA shall acquire from the Coca-Cola Parties, the Shares at the Per Share Purchase Price;

(ii) in consideration for the transfer of the Shares, CIBSA shall pay INMEX an aggregate purchase price equal to U.S.$54,577,435.55 (the “INMEX Purchase Price”) and CIBSA shall pay DULUX an aggregate purchase price equal to U.S.$372,846,564.45 (the

“DULUX Purchase Price”), each of which shall be payable in cash, in each case by wire transfer of same day funds to a bank account in the United States designated by the recipient at least two (2) Business Days prior to the Closing Date;

(iii) INMEX hereby instructs CIBSA, in accordance with the certified copies of documents to be delivered to CIBSA by INMEX pursuant to Section 6.1(ii)(d) hereof, not to withhold any income taxes or other taxes from such payment to INMEX, and INMEX hereby accepts and agrees to assume any liability arising from such instruction; and

(iv) DULUX hereby instructs CIBSA, in accordance with the certified copies of documents to be delivered to CIBSA by DULUX pursuant to Section 6.1(ii)(e) hereof, not to withhold any income taxes or other taxes from such payment to DULUX, and DULUX hereby accepts and agrees to assume any liability arising from such instruction.

2.2 Closing. The consummation (the “Closing”) of the transactions referred to in Section 2.1 hereof shall occur at the offices of Coca-Cola FEMSA, Guillermo González Camarena No. 600, Centro de Ciudad Santa Fé 01210 México, D.F., México, by the fifth Business Day after the date on which the conditions set forth in Article VI (other than those conditions that by their terms can only be satisfied at Closing) shall have been satisfied or waived to the reasonable satisfaction of CIBSA and the Coca-Cola Parties (the “Closing Date”) or at such other time and place as the parties may mutually agree.

ARTICLE III

REPRESENTATIONS OF THE COCA-COLA PARTIES

The Coca-Cola Parties hereby represent and warrant to the CIBSA as follows:

3.1 Organization, Good Standing and Qualification. INMEX is a corporation duly organized, validly existing and in good standing under the Laws of Florida. DULUX is a corporation duly organized, validly existing and in good standing under the Laws of The Netherlands.

3.2 Corporate Power. Each of the Coca-Cola Parties has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions herein contemplated.

3.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized and approved by all corporate action required on the part of each of the Coca-Cola Parties. This Agreement has been duly executed and delivered by each of the Coca-Cola Parties and constitutes the valid and legally binding agreement of such party enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.4 Ownership of the Shares. The Shares represent 148,000,000 Series D shares owned beneficially and of record by the Coca-Cola Parties, free and clear of any Encumbrances.

Except as provided for in this Agreement, there are no existing options, warrants, calls, rights, commitments or other arrangements of any character relating to the Shares or to any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from any of the Coca-Cola Parties or any of their respective Affiliates, the Shares.

3.5 Filings, Consents and Approvals. Except for the requisite filings with the Mexican Competition Commission referred to in Section 5.2 hereof, no notices, reports or other filings are required to be made by any of the Coca-Cola Parties or any of their Affiliates, nor are any consents, waivers, registrations, approvals, permits or authorizations required to be obtained by any of the Coca-Cola Parties or any of their Affiliates from (i) any court, arbitrator or Federal, state, local or foreign governmental or regulatory authority or body (each, a “Governmental Authority”) or (ii) any third party in connection with the transactions contemplated hereby.

3.6 No Conflicts. The execution and delivery of this Agreement by each of the Coca-Cola Parties, the performance of their respective obligations hereunder and the consummation by each of the Coca-Cola Parties of the transactions contemplated by this Agreement will not constitute or result in (i) a breach or violation of the certificate of incorporation or by-laws of any of the Coca-Cola Parties, (ii) a breach or violation of, a default under, or the creation of an Encumbrance on the Shares, with or without the giving of notice or the lapse of time or both, pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (each, whether oral, written or established by course of conduct, a “Contract”) of any of the Coca-Cola Parties or any of their Affiliates, any law (whether statutory or at common law), rule, ordinance or regulation of any Governmental Authority (“Law”), any judgments, orders, injunctions, awards, writs or decrees of any Governmental Authority (“Orders”), or any permit or license of any nongovernmental or Governmental Authority to which any of the Coca-Cola Parties or any of their Affiliates is subject, except for, in the case of (ii), such breaches, violations, defaults or Encumbrances which would not be reasonably likely to prevent or delay the performance by any of the Coca-Cola Parties of their obligations hereunder or subject CIBSA or any of its Affiliates to any liability or penalty in connection with the transactions contemplated by this Agreement, or which are consented to by CIBSA pursuant to the terms of this Agreement.

3.7 Brokers’ and Finders’ Fees. None of the Coca-Cola Parties or any of their Representatives have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

3.8 Litigation. There are no (i) actions, suits, claims, proceedings or investigations (“Claims”) pending or, to the knowledge of any of the Coca-Cola Parties after due inquiry, threatened, against any of the Coca-Cola Parties or any of their Affiliates, or (ii) Orders applicable to any of the Coca-Cola Parties or any of their Affiliates which, individually or in the aggregate, would be reasonably likely to prevent or delay the performance by any of the Coca-Cola Parties of their obligations hereunder.

3.9 Other Representations or Warranties. Except for the representations and warranties expressly provided pursuant to this Agreement, none of the Coca-Cola Parties makes any other express or implied representation or warranty hereunder in connection with the transfer of the Shares.

ARTICLE IV

REPRESENTATIONS OF CIBSA

CIBSA hereby represents and warrants to the Coca-Cola Parties as follows:

4.1 Organization and Qualification. CIBSA is a sociedad anónima de capital variable duly organized and validly existing under the Laws of Mexico.

4.2 Corporate Power. CIBSA has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions herein contemplated.

4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized and approved by all corporate action required on the part of CIBSA. This Agreement has been duly executed and delivered by a Representative of CIBSA who holds valid powers of attorney, and constitutes the valid and legally binding agreement of CIBSA, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.4 Filings, Consents and Approvals. Except for the requisite filings with the Mexican Competition Commission referred to in Section 5.2 hereof, no notices, reports or other filings are required to be made by CIBSA or any of its Affiliates, nor are any consents, waivers, registrations, approvals, permits or authorizations required to be obtained by CIBSA or any of its Affiliates from (i) any Governmental Authority or (ii) any third party in connection with the transactions contemplated hereby, other than, in the case of the foregoing clause (ii), such notices, reports, other filings, consents, waivers, registrations, approvals, permits and authorizations, the failure of which to have obtained or made, would not, individually or in the aggregate, be reasonably likely to prevent or delay the performance by CIBSA of its obligations hereunder or subject any of the Coca-Cola Parties or any of their Affiliates to any liability or penalty in connection with the transactions contemplated by this Agreement, or which are consented to any of the Coca-Cola Parties pursuant to the terms of this Agreement.

4.5 No Conflicts. The execution and delivery of this Agreement by CIBSA, the performance of its obligations hereunder and the consummation by CIBSA of the transactions contemplated by this Agreement will not constitute or result in (i) a breach or violation of CIBSA’s Estatutos, (ii) a breach or violation of, a default under, with or without the giving of notice or the lapse of time or both, pursuant to, any provision of any Contract of CIBSA or any of its Affiliates, any Law, any Orders, or any permit or license of any nongovernmental or Governmental Authority to which CIBSA or any of its Affiliates is subject, except for, in the case of (ii), such breaches, violations, defaults or Encumbrances which would not be reasonably likely to prevent or delay the performance by CIBSA or any of its Affiliates of its obligations hereunder or subject any of the Coca-Cola Parties or any of their Affiliates to any liability or penalty in connection with the transactions contemplated by this Agreement, or which are consented to by any of the Coca-Cola Parties pursuant to the terms of this Agreement.

4.6 Litigation. There are no (i) Claims pending or, to the knowledge of CIBSA after due inquiry, threatened against CIBSA or any of its Affiliates, or (ii) Orders applicable to CIBSA or any of its Affiliates which, individually or in the aggregate, would be reasonably likely to prevent or delay the performance by CIBSA of its obligations hereunder.

4.7 Brokers and Finders. Neither CIBSA nor any of its Representatives, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

4.8 Other Representations or Warranties. Except for the representations and warranties expressly provided pursuant to this Agreement, CIBSA makes no other express or implied representation or warranty hereunder in connection with the purchase of the Shares.

ARTICLE V

COVENANTS OF THE PARTIES

5.1 Expenses. The Coca-Cola Parties shall pay all costs and expenses incurred by any of the Coca-Cola Parties or any of their respective Affiliates or on their behalf in connection with this Agreement and the transactions contemplated hereby, including any fees and expenses of its brokers, finders, financial consultants, accountants and counsel, and CIBSA shall pay all costs and expenses incurred by itself or any of its Affiliates or on their behalf in connection with this Agreement and the transactions contemplated hereby, including any fees and expenses of its financial consultants, accountants and counsel.

5.2 Filings; Other Action. (i) Each of the parties hereto will in good faith make and execute (and cause their respective Affiliates to make and execute) any required submissions under any applicable Laws with respect to the acquisition of the Shares by CIBSA and shall (a) use all reasonable efforts to provide to the other parties, and will cooperate with the other parties in providing, any and all information that may be necessary to complete such submissions; (b) use all reasonable efforts to obtain, and will cooperate with other parties in obtaining, all authorizations, consents, orders and approvals of governmental entities and third parties, and will take all reasonable actions to avoid the entry of any Law or Order prohibiting the consummation or effectiveness of the transactions contemplated hereby; and (c) use all reasonable efforts to take promptly, or cause to be taken, all other action, including the execution of any necessary documents, and do, or cause to be done, all other things necessary, proper or appropriate under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

(ii) Without limiting the generality of the foregoing, CIBSA and the Coca-Cola Parties will make all filings required with the Mexican Competition Commission relating to the transactions contemplated by this Agreement and furnish all information and documents requested by the Mexican Competition Commission. The Coca-Cola Parties agree to fully cooperate with CIBSA in obtaining, furnishing, preparing, and executing all information and documents as may be required in connection with such filing with the Mexican Competition Commission. Furthermore, if necessary or advisable, the Coca-Cola Parties agree to make officers of their respective companies available for, and have such officers be present at, any relevant meeting with the officers of the Mexican Competition Commission.

5.3 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each party will use its best efforts to take or cause the actions set forth in Article VI to be taken and otherwise to cause the Closing to occur.

5.4 Shareholders Meeting. The Coca-Cola Parties agree and shall cause DULUX CBAI 2003 B.V. (as shareholder of Coca-Cola FEMSA) to hold as promptly as possible a shareholders meeting of Coca-Cola FEMSA to amend its bylaws to provide for the conversion of the Shares into Series A Shares.

ARTICLE VI

CLOSING

6.1 Conditions to the Obligations of CIBSA. The obligations of CIBSA to consummate the transactions to be consummated at Closing are subject to the satisfaction, or waiver by CIBSA of all of the following conditions:

(i) Each of the representations and warranties of the Coca-Cola Parties made pursuant to this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date;

(ii) The Coca-Cola Parties shall have delivered or caused to be delivered to CIBSA:

(a) The certificates representing the Shares, duly endorsed en propiedad to CIBSA;

(b) A notarized and apostilled power of attorney evidencing the authority of the Person who has endorsed the Shares and granting explicit authority to transfer and endorse the Shares;

(c) A certificate confirming that no Governmental Authority has issued an injunction, stop order or other Order (as defined in Section 3.6 hereof), which prevents or prohibits the consummation of the transactions contemplated by this Agreement;

(d) Certified copies of (i) a certificate of tax residence in the United States executed by INMEX and submitted to the Mexican federal income tax authority as set forth under Section 190, (ii) a notice of appointment of a tax representative of INMEX as required under Section 190, (iii) the presentation of an opinion by a public accountant registered before the Mexican tax authorities regarding the calculation of the income tax, as set forth under Section 190;

(e) Certified copies of (i) a certificate of tax residence in The Netherlands executed by DULUX and submitted to the Mexican federal income tax authority as set forth under Section 258, (ii) a notice of appointment of a tax representative of DULUX as required under Section 258; and

(f) Such other certificates, documents, amendments and instruments as CIBSA shall reasonably request to confirm the purchase of the Shares by CIBSA or the assignment of the Shares to CIBSA pursuant to this Agreement.

6.2 Conditions to the Obligations of the Coca-Cola Parties. The obligations of the Coca-Cola Parties to consummate the transactions to be consummated at Closing are subject to the satisfaction, or waiver by the Coca-Cola Parties of all of the following conditions:

(i) Each of the representations and warranties of CIBSA made pursuant to this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date;

(ii) CIBSA shall have delivered or caused to be delivered to the Coca-Cola Parties such certificates, documents, amendments and instruments as the Coca-Cola Parties shall reasonably request in connection with the purchase of the Shares by CIBSA pursuant to this Agreement; and

(iii) No Governmental Authority has issued an injunction, stop order or other Order (as defined in Section 3.6 hereof), which prevents or prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

7.1 Termination Prior to Closing. This Agreement may be terminated on or prior to Closing by mutual consent of the parties hereto.

7.2 Effects of Termination. In the event of termination of this Agreement in accordance with Section 7.1, this Agreement (other than Sections 9.5 and 9.6 of this Agreement, which shall survive any such termination) shall thereafter become void and have no effect, and no party shall have any liability to any other party hereto or their respective Affiliates, officers, directors, employees, agents or Representatives; provided that, notwithstanding the Closing shall have not occurred, (i) the rights and obligations of the Parties arising out of any breach of this Agreement prior to such termination shall continue unaffected by such termination.

ARTICLE VIII

INDEMNIFICATION

8.1 Right to Rely on Representations and Obligations. (i) CIBSA has the right to rely fully upon the respective representations and obligations of the Coca-Cola Parties contained in this Agreement, in instruments or agreements executed by such entities in connection herewith or in any certificates or other documents delivered pursuant to this Agreement.

(ii) Each of the Coca-Cola Parties has the right to rely fully upon the respective representations and obligations of CIBSA contained in this Agreement, in instruments or agreements executed by CIBSA in connection herewith or in any certificates or other documents delivered pursuant to this Agreement.

8.2 Indemnification by the Coca-Cola Parties. (i) Each Coca-Cola Party shall jointly and severally indemnify and hold harmless CIBSA and its Affiliates, officers, directors, employees, agents and Representatives (each, an “Indemnified CIBSA Party”) against and in respect of:

(a) any and all claims, losses, liabilities, damages, actions, suits, proceedings, deficiencies, interest, penalties and reasonable and documented costs and expenses, directly or indirectly suffered, incurred or disbursed by any Indemnified CIBSA Party as a result of, or with respect to any breach or inaccuracy of any representation of any of the Coca-Cola Parties contained in this Agreement, or any liability referred to in Section 2.1(iii) and 2.1(iv) hereof; and

(b) any and all actions, claims, proceedings, investigations, audits, fines, judgments, and reasonable and documented costs and expenses (including, without limitation, legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.2.

(ii) Nothing in this Section 8.2 shall prevent CIBSA or its Affiliates from taking any action against any of the Coca-Cola Parties seeking any injunctive or other equitable relief.

8.3 Indemnification by CIBSA. (i) CIBSA shall indemnify and hold harmless each of The Coca-Cola Parties and their Affiliates, officers, directors, employees, agents and Representatives (each, an “Indemnified Coca-Cola Party”) against and in respect of:

(a) any and all claims, losses, liabilities, damages, actions, suits, proceedings, deficiencies, interest, penalties and reasonable and documented costs and expenses, directly or indirectly suffered, incurred or disbursed by any Indemnified Coca-Cola Party, as a result of, or with respect to any breach or inaccuracy of any representation of CIBSA contained in this Agreement; and

(b) any and all actions, claims, proceedings, investigations, audits, fines, judgments, and reasonable and documented costs and expenses (including, without limitation, legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 8.3.

(ii) Nothing in this Section 8.3 shall prevent the Coca-Cola Parties or their Affiliates from taking any action against any of the Coca-Cola Parties seeking any injunctive or other equitable relief.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement; Amendments. This Agreement contains the entire agreement among the parties hereto on the date hereof with respect to the transactions contemplated herein and supersedes all prior written agreements and negotiations and oral understandings among the parties hereto with respect to such transactions. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the authorized Representatives of the parties hereto.

9.2 Successors and Assigns. Except as otherwise agreed herein, this Agreement and the rights of a party hereunder may not be assigned, and the obligations of a party hereunder may not be delegated, in whole or in part. Any such proposed assignment or delegation that is made without the agreement of the other party shall be null and void.

9.3 Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the interpretation hereof.

9.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by any express mail service, postage or fees prepaid, if to CIBSA, to:

Edificio Fundadores
Ave. Alfonso Reyes 2202 Nte.
Colonia Bella Vista
Monterrey, N.L. 64442 México
Attention: Chief Financial Officer
Telephone No.: (52) (81) 83286010
Telecopy No.: (52) (81) 83286012

with a copy to:

General Anaya 601 Pte.
Colonia Bella Vista
Monterrey, N.L. 64410 México
Attention: General Counsel
Telephone No.: (52) (81) 83286180
Telecopy No.: (52) (81) 83286181

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, New York 10006
Attention: Jaime El Koury
Telephone No.: 212-225-2000
Telecopy No.: 212-225-3999

if to the Coca-Cola Parties, to:

One Coca-Cola Plaza, N.W. – NAT 1134
Atlanta, GA 30313, U.S.A.
Attention: Steve Whaley
Telephone No.: 404-676-7551
Telecopy No.: 404-598-7551

with a copy to:

Coca-Cola de México
Rubén Dario No. 115,
Col. Bosque de Chapultepec
11580 Mexico, D.F.
Attention: Eduardo Raul Arrocha Gio
Telephone No.: (52) (55) 5262-2231
Telecopy No.: (52) (55) 5262-2021

with a copy to:

Loyens & Loeff N.V.
Fred, Roeskestraat 100
1076 ED AMSTERDAM
P.O. Box 71170
1008 BD AMSTERDAM
Attention: Mr. J.J. Bloembergen LLM
Advocat/Attorney at law
Telephone No.: 31-20-578-5417
Telecopy No.: 31-20-578-5836

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered personally or by telecopy transmission or by mail shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.

9.5 Governing Law; Interpretation. (i) THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF MEXICO.

(ii) Each party hereto represents that, in the negotiation and drafting of this Agreement, such party has been represented by and relied upon the advice of counsel of such party’s choice. Each such party affirms that such party’s counsel has had a substantial role in the drafting and negotiation of this Agreement. Therefore, each such party agrees that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any related document.

9.6 Resolution of Legal Disputes. (i) The parties agree to make a good faith effort to resolve any legal disagreement, dispute, controversy or claim (for purposes of this Section 9.6, a “Legal Dispute”) arising out of or relating to this Agreement, the interpretation hereof, any arrangements relating hereto, or the breach, termination or invalidity hereof. Failing such a resolution, such Legal Dispute shall, if the parties thereto so agree, be resolved by resort to a non-binding dispute resolution procedure on terms to be agreed by them.

(ii) Each of the parties hereby submits to the exclusive jurisdiction of (a) the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, City and State of New York, in the case of any action, suit or proceeding commenced by CIBSA with respect to a Legal Dispute, and (b) any competent court located in Mexico City, Mexico, in the case of any action, suit or proceeding commenced by the Coca-Cola Parties with respect to a Legal Dispute.

(iii) The parties agree that, after a Legal Dispute is before a court as specified in paragraph (ii) of this Section 9.6 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including without limitation any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.

(iv) Each of the parties hereby waives, to the fullest extent permitted by law, and agrees not to assert, as a defense in any action, suit or proceeding referred to in paragraphs (ii) or (iii) of this Section 9.6, that it is not subject to the jurisdiction of the courts specified therein or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each of the parties agrees that service of process in any such action, suit or proceeding shall be deemed in every respect effective service of process upon it if sent to it by courier at the address for notice purposes designated pursuant to Section 9.4.

(v) This Agreement has been executed, and all amendments, supplements, modifications or replacements hereto shall be made, in English.

9.7 No Third-Party Beneficiaries. Except as otherwise specifically provided herein, nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies.

9.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party hereto upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

9.9 Severability. Any provision of this Agreement which may be determined by competent authority to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of any such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof, and such invalidity or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their duly authorized Representatives on the date first above written.

COMPAÑÍA INTERNACIONAL DE BEBIDAS, S.A. DE C.V.

By:
Name:	Carlos E. Aldrete Ancira
Title:	Attorney-in-Fact

THE INMEX CORPORATION,

By:
Name:	Eduardo Raul Arrocha Gio
Title:	Attorney in Fact

DULUX CBEXINMEX 2003 B.V.

By:
Name:	Eduardo Raul Arrocha Gio
Title:	Attorney-in-Fact

Witnessed By:
Name:	David Gonzalez Vessi
Title

Witnessed By:
Name:	Valentina Villa
Title